EXHIBIT 10.2

                                                        Lease Agreement No. 9835

Dated: June 30, 1998                                            Schedule No. 001
                               COMERICA LEASING CORPORATION

                                      LEASE SCHEDULE

1. DESCRIPTION OF LEASE: Lease Agreement dated JUNE 30, 1998 , by and between COMERICA LEASING CORPORATION (herein "CLC") as Lessor, and INDUSTRIAL HOLDINGS, INC. AND BEAIRD INDUSTRIES, INC. CO-LESSEES as Lessee (herein called "Lease Agreement").

2.  DESCRIPTION OF EQUIPMENT:

                      "As further described on attached Exhibit 'A'"

3. LOCATION: The equipment described above shall be located at 601 BENTON KELLY STREET, SHREVEPORT, LA 71106-7198 .

4. TERM; RENTAL: The Term of the Lease Agreement for the Equipment described in this Schedule shall be in accordance with the provisions of the Lease Agreement and shall continue until all rental payments are fully paid. Lessee hereby agrees to pay CLC as monthly rent for the Equipment, an amount equal to $142,857.14 per month (to be applied towards principal), plus interest in arrears as may be adjusted and re-calculated pursuant to an Adjustment Event, plus any applicable sales and/or use taxes, commencing on JULY 30, 1998 and on the 30th calendar day for 59 months, followed by a final principal installment of $3,571,428.74 plus interest until fully paid. The rental payments shall be remitted to CLC at Drawer 67-042, Detroit, Michigan 48267, unless CLC specifies otherwise in writing.

Lessee and CLC expressly acknowledge and agree that the amount of Lessees monthly rental payment obligation under the Lease Agreement is dependent upon the Eurodollar-based Rate then in effect for the applicable monthly rental period ("Billing Period") and that the 30 -day Eurodollar-based Rate as of for JUNE 30, 1998 the first monthly Billing Period is 5.625%. The spread over the Euro-Dollar based rate shall be 2.75%.

The amount from time-to-time outstanding under the Lease Agreement, and the amount of any required monthly rental payment shall be noted on CLC's books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by CLC to make any such notation, or any error in any such notation, shall not relieve Lessee of its obligations to repay CLC all amounts payable by Lessee to CLC under or pursuant to the Lease Agreement in accordance with the terms hereof.

Lessee may elect from time-to-time as specifically provided herein to designate the "30"; "60"; "90"; "180" or "360" day Eurodollar-based Rate ("Fixed Period") as the applicable rate to be used in the calculation of Lessees monthly payment for all amounts outstanding under this Lease Schedule by delivering to CLC, by 11:00 a.m. (Detroit, Michigan time), two (2) Business Days prior to the expiration of the current Fixed Period, a Notice of Change in Fixed Period Election executed by a duly authorized officer of Lessee. Until written notification by Lessee to CLC to the contrary, the Eurodollar-based Rate Fixed Period last chosen by Lessee shall be used by CLC for all future calculations.

For the purposes of this Lease Agreement, the following terms will have the following meanings:

    "Adjustment Event" shall mean a change up or down in the Eurodollar-based Rate as of the date which is two (2) Business Days prior to the expiration of the current Fixed Period, from the Eurodollar-based Rate then in effect pursuant to the terms hereof.

    "Business Day" shall mean any day other than a Saturday, Sunday or holiday on which CLC is open for all or substantially all of its domestic and international commercial business in Detroit, Michigan.

    "Eurodollar-based Rate" shall mean the quotient of:

    (a) the per annum interest rate at which Comerica Bank's Eurodollar Lending Office located in the Grand Cayman Islands, British West Indies, or such other branch of Comerica Bank as it may hereinafter designate, offers deposits to prime banks in the eurodollar market in an amount comparable to all amounts outstanding under this Lease Schedule and for a period equal to the respective Fixed Period chosen by Lessee at approximately 11:00 a.m., Detroit, Michigan time, two (2) Business Days prior to the expiration of the current Fixed Period;

    divided by

    (b) a percentage equal to 100% minus the maximum rate on such date at which Comerica Bank is required to maintain reserves on "Euro- currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Comerica Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

LEASE SCHEDULE - CONT.                         LEASE NO. 9835 - SCHEDULE NO. 001



5. INSURANCE: Lessee agrees to maintain adequate property damage insurance in accordance with the terms of the Lease Agreement, but in any event not less than the sum of the payments due, protecting CLCB as a loss payee. The minimum amount indicated above shall NOT be construed to imply such amount will be or is adequate, but rather as a minimum amount.

6. UCC 2A: In accordance with Section 2A of the Michigan Uniform Commercial Code (MCLA Section 440.3101 et seq.) ("UCC") Lessee acknowledges either (a) that Lessee has reviewed and approved any written Supply Contract (as defined by UCC
Section 2A-103(I)(y)) covering the Equipment purchased from the "Supplier" (as defined by UCC Section 2A-103(I)(x)) thereof for lease to Lessee or (b) that Lessor has informed or advised Lessee, in writing, either previously or by this Lease Schedule of the following: (I) the identity of the supplier; (ii) that the Lessee may have rights under the Supply Contract; and (iii) that the Lessee may contact the Supplier for a description of any such rights lessee may have under the Supply Contract.

                                                           Lessee's Initials:

7. PREPAYMENT: No Prepayment is allowed until after the twelfth month anniversary. Prepayment in full is allowed on any regular lease installment date after the twelfth month anniversary. After the twelfth month anniversary and before the eighteenth month anniversary, Lessee will pay as liquidated damages, and not as penalty, a .5% prepayment premium on the remaining principal balance. No prepayment premiums will be assessed for full prepayment after the eighteenth month anniversary.

The foregoing is hereby approved and agreed to by the undersigned as a Schedule to and a part of the Lease Agreement, the provisions of which are hereby incorporated herein by reference and which shall govern, notwithstanding anything contrary or inconsistent herein.

COMERICA LEASING CORPORATION                          INDUSTRIAL HOLDINGS, INC.
(Lessor)                                              (Co-Lessee)

By:_______________________________________            By:_______________________________________
      William B. Dridge                                     Christine A. Smith

Its:  Vice President                                  Its:  Executive Vice President

                                                      BEAIRD INDUSTRIES, INC.

                                                      (Co-Lessee)

                   By:______________________________________________________
                            Christine A. Smith
                      Its:  Vice President